Exhibit 99.1
JOINT FILING AGREEMENT
This Joint Filing Agreement is by and among CI Adams Street Global Private Markets Fund and CI Investments Inc. (collectively, the “Filers”).
Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to securities of Adams Street Private Equity Navigator Fund LLC beneficially owned by them from time to time.
Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

Date:                May 15, 2025
CI INVESTMENTS INC.

By: /s/ Yvette Zhang
        Yvette Zhang
        Director and Chief Financial Officer

CI ADAMS STREET GLOBAL PRIVATE MARKETS FUND, BY CI INVESTMENTS INC.,
IN ITS CAPACITY AS MANAGER OF THE FUND
By: /s/ Elsa Li
        Elsa Li
        Secretary